Exhibit 99.1

News Release

Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Third Quarter Results
•	Comparable Store Sales Increase 2.5 Percent (+ 4.4 Percent Year-to-Date)

•	Results Reflect Investments in Re-branding and other Strategic Initiatives
CHARLOTTE, N.C., Nov. 23, 2010 — Belk, Inc. today reported an increase of 2.5 percent in comparable store sales for its fiscal third quarter ended Oct. 30, 2010 over the same 13-week prior-year period. Belk reported total sales of $746.6 million sales, up 2.6 percent for the period.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “This is our third consecutive quarter of comparable store sales growth with solid margins. We are investing in strategic areas, including branding, IT infrastructure and merchandising headcount, which have raised our costs for the quarter but which we believe will boost performance over the long term. We are encouraged by our profitability to date and are positive about the remainder of the year.”
Belk’s year-to-date sales totaled $2,338.2 million, an increase of 4.0 percent compared with the same 39-week period last year. On a comparable store sales basis, year-to-date sales increased 4.4 percent over the prior-year period. Top performing merchandise categories for the quarter included shoes, men’s and children’s apparel, and home furnishings.
A $4.2 million net loss was reported for the third quarter compared to net income of $0.4 million for the same 13-week period last year. The decrease was due primarily to increased expense of approximately $11 million, of which approximately $10 million reflected costs that were incurred during the period for the company’s re-branding and other corporate strategic initiatives.
Excluding non-comparable gains and losses, asset impairments and store closing costs, the net loss was $6.1 million compared to net income of $1.3 million for the same 13-week period last year. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Year-to-date net income was $32.6 million compared to $10.4 million for the same 39-week period last year. Net income excluding non-comparable items referred to above was $30.5 million compared to $11.8 million for the same 39-week period last year.
Re-Branding Launch
Belk launched a company-wide re-branding and corporate marketing initiative in October that includes a new logo and tag line, “Modern. Southern. Style.” Signs are being installed in 60 stores before year-end with the balance scheduled for installation by November 2011. Newly designed charge cards were issued in October to Belk Elite and Premier customers, to be followed by Belk Rewards cardholders in March 2011.
Belk’s new corporate identity is being supported by an extensive branding and advertising campaign that includes market-wide television and print advertising, circulars, direct mail and social media, all of which incorporate Belk’s new graphic elements and brand messages.
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Belk, Inc. News Release | Page 2
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest privately owned mainline department store company with 305 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership. Its belk.com Web site offers a wide assortment of fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home.
Modern. Southern. Style.
Belk seeks to satisfy the modern Southern lifestyle like no one else, so that our customers get the fashion they desire and the value they deserve. Our vision is for the modern Southern woman to count on Belk first — for her, for her family, for life.
Belk Social Media
To connect with Belk via its Facebook page, Fashion Buzz Twitter feed, mobile phone text message updates or by email, go to: http://www.belk.com/getconnected.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words.
Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: general economic, political and business conditions, nationally and in our market areas; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores; the success and effectiveness of our re-branding; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business; our ability to correctly anticipate the appropriate levels of inventories during the year; our ability to manage our expense structure; our ability to identify opportunities to open new stores, or to remodel or expand existing stores; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to expand our eCommerce business through our updated and redesigned belk.com website, including our ability to meet the systems challenges of expanding and operating the website and our ability to efficiently operate our eCommerce fulfillment facility; our ability to realize the planned efficiencies from our acquisitions and effectively integrate and operate the acquired stores and businesses; the effectiveness of third parties in managing our outsourced business processes and our ability to comply with debt covenants which could adversely affect our capital resources, financial condition and liquidity and our ability to re-finance existing debt as necessary on acceptable terms.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

Belk, Inc. News Release | Page 3
BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
(millions)
Revenues	$746.6	$728.0	$2,338.2	$2,249.1
Cost of goods sold (including occupancy, distribution and buying expenses)	515.8	496.5	1,584.4	1,550.9
Selling, general and administrative expenses	227.1	215.8	670.5	642.2
Gain on sale of property and equipment	2.7	0.6	4.5	1.6
Asset impairment and exit costs	0.1	(0.1)	1.3	1.0
Pension curtailment charge	—	2.7	—	2.7

Operating income	6.3	13.7	86.5	53.9
Interest expense, net	(12.1)	(12.9)	(37.7)	(38.3)

Income (loss) before income taxes	(5.8)	0.8	48.8	15.6
Income tax expense (benefit)	(1.6)	0.4	16.2	5.2

Net income (loss)	($4.2)	$0.4	$32.6	$10.4

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
(millions)
Net income (loss)	($4.2)	$0.4	$32.6	$10.4
Gain on sale of property andequipment, net of income tax	(1.9)	(0.3)	(3.0)	(1.0)
Asset impairment and exit costs, net of income tax	—	(0.1)	0.9	0.6
Pension curtailment charge, net of income tax	—	1.3	—	1.8

Net income (loss) excluding non-comparable items	($6.1)	$1.3	$30.5	$11.8